Filed Pursuant to Rule 424(b)(3)
File Number 333-142860

PROSPECTUS SUPPLEMENT NO. 1
to Prospectus declared
effective on June 7, 2007
(Registration No. 333-142860)

NACEL ENERGY CORPORATION

This Prospectus Supplement No. 1 supplements our Prospectus dated June 7, 2007. You should read this Prospectus Supplement No. 1 together with the Prospectus.

We are offering up to 400,000 shares of common stock at a price of $0.10 per share. This is a best effort, direct public offering being made without the involvement of any broker-dealers. There is no minimum offering. Funds will not be held in a separate escrow or similar account and will be available for use by us upon receipt. In the event the shares are not sold within 270 days, at our sole discretion, we may extend the offering for an additional 90 days.

In addition to our direct offering, we are also registering 120,000 shares underlying an outstanding Warrant to be sold by a selling shareholder. The Warrant may be exercised at any time until September 1, 2010 at a price of $.50 per share.

This Prospectus Supplement includes our Current Report on Form 10-QSB filed by us with the Securities and Exchange Commission on February 14, 2008.

Our common stock is qualified for quotation on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority or "FINRA" ("OTCBB") under the symbol "NCEN." On February 13, 2008, the per share closing price of our common stock was $1.94.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is February 14, 2008

NACEL ENERGY CORPORATION

INDEX

NACEL ENERGY CORPORATION

INDEX

FOR THE QUARTERLY PERIOD ENDED DECEMBER 31, 2007

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial reporting and pursuant to the rules and regulations of the Securities and Exchange Commission. While these statements reflect all normal recurring adjustments which are, in the opinion of management, necessary for fair presentation of the results of the interim period, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For further information, refer to the financial statements and footnotes thereto, contained in Nacel Energy’s registration statement on Form SB-2.

Nacel Energy Corporation
(A Development Stage Company)
Consolidated Balance Sheets
(Unaudited)
	31-Dec-07	31-Mar-07

ASSETS
Current assets
Cash & cash equivalents	$22,826	$20,258
Marketable securities	4,695	5,318
TOTAL ASSETS	$27,521	$25,576

Liabilities and stockholders’ deficit
Shareholder line of credit	$121,419	$52,449

Stockholders’ deficit
Common stock, $.001 par value, 50,000,000 shares	21,400	11,000
authorized; 21,400,000 and 11,000,000 shares issued and outstanding
Additional paid in capital	1,227,033	(9,425)
Deficit accumulated during the development stage	(170,525)	(28,221)
Subscription receivable	(1,172,288)	-
Accumulated other comprehensive income (loss):
Unrealized gain (loss) on marketable securities	482	(227)
Total stockholders’ deficit	(93,898)	(26,873)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$27,521	$25,576

Nacel Energy Corporation
(A Development Stage Company)
Consolidated Statements of Expenses
(Unaudited)

	For the three months ended			For the nine months ended			For the period from February 7, 2006 (inception) to
	31-Dec-07		31-Dec-06	31-Dec-07		31-Dec-06	31-Dec-07

General and administrative expenses		$93,273	$-		$135,732	$9,095	$162,958
Other (income) expense
Interest expense		3,070	-		6,858	-	7,883
Interest income		-	-		(178)	-	(183)
Dividend income		-	-		(108)	-	(133)
Net loss		(96,343)	-		(142,304)	(9,095)	(170, 525)

Other comprehensive income :
unrealized gain (loss) on marketable securities		(98)	-		(709)	-	(482)
Comprehensive net loss	$	(96,441)	$-	$	(143,013)	$(9,095)	$ (171,007)

Basic and diluted net loss per share		$(0.00)	$(0.00)		$(0.01)	$(0.00)	n/a

Basic and diluted weighted average common shares outstanding		20,434,783	11,000,000		14,534,545	11,000,000	n/a

Nacel Energy Corporation
(A Development Stage Company)
Consolidated Statements of Cash Flows
(unaudited)

	For the nine months ended		For the period from February 7, 2006
	31-Dec-07	31-Dec-06	(inception) to 31-Dec-07
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(142,304)	$(9,095)	$(170,525)
Adjustments to reconcile net loss to
cash used in operating activities:
Stock for services	-	-	550
Imputed interest	6,858	-	7,883
Changes in assets and liabilities:
Marketable securities	1,332	-	(4,213)
Cash used in operating activities	(134,114)	(9,095)	(166,305)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from shareholder line of credit	68,970	12,247	121,419
Proceeds from warrant exercise	27,712	-	27,712
Proceeds from sale of stock	40,000	-	40,000
Cash provided by financing activities	136,682	12,247	189,131

Net change in cash	2,568	3,152	22,826
Cash, beginning of period	20,258	-	-
Cash, end of period	$22,826	$3,152	$22,826

Non-cash investing and financing activities:
Subscription receivable	$1,172,288	$-	$1,172,288

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$-	$-	$-
Income tax paid	-	-	-

NACEL ENERGY CORPORATION
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED

1. BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Nacel Energy Corporation have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in Nacel Energy Annual Report filed with the SEC on Form SB-2. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which substantially duplicate the disclosure contained in the audited financial statements for year end March 31, 2007, as reported in the Form SB-2 have been omitted.

2. GOING CONCERN

As shown in the accompanying financial statements, Nacel Energy generated losses since inception and has negative working capital as of December 31, 2007. These conditions raise substantial doubt as to Nacel Energy's ability to continue as a going concern. Management is trying to raise additional capital through sales of common stock and loans. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3. EQUITY

On April 12, 2007, Nacel Energy issued a warrant for 2,400,000 common shares with an exercise price of $0.50 per share to a third party for which the fair value of the warrants was nominal. The warrant expires in September 2010 and vests immediately. On November 19, 2007, the warrant was exercised and Nacel Energy issued 2,400,000 shares of common stock to the third party. Through the period ending December 31, 2007, Nacel received $27,712 of the $1,200,000 proceeds related to the warrant exercise. The remaining amount is recorded as a subscription receivable.

During the period ended September 30, 2007 Nacel Energy sold 8,000,000 shares of common stock for $40,000.

On October 20, 2007, Nacel Energy enacted a 1:20 forward split of its capital stock resulting in total issued and outstanding post-split common shares of 21,400,000. All share and per share amounts including earnings per share have been adjusted to reflect the stock split as of the first date of the first period reported in this filing. There was no change to the warrant exercise price of $0.50.

On December 1, 2007, Nacel Energy reduced its total authorized post-split capital stock from 100,000,000 to 50,000,000 common shares.

Item 2. Management’s Discussion and Analysis or Plan of Operation

This 10−QSB contains forward-looking statements. Our actual results could differ materially from those set forth as a result of general economic conditions and changes in the assumptions used in making such forward-looking statements. The following discussion and analysis of our financial condition and results of operations should be read together with the audited consolidated financial statements and accompanying notes and the other financial information contained in Nacel Energy Corporation’s registration statement on Form SB-2 filed with the Commission.

The analysis set forth below is provided pursuant to applicable Securities and Exchange Commission regulations and is not intended to serve as a basis for projections of future events. Refer also to "Cautionary Note Regarding Forward Looking Statements," below.
The following discussion of our financial condition and results of operations as of December 31, 2007, should be read in conjunction with our financial statements and the related notes as provided under Item 1. With respect to the discussion within this Item 2, the terms “Nacel Energy,” “we,” “us,” and “our” refer to Nacel Energy Corporation.

Overview

We intend to become a wind and hydro electric energy generation company. We intend to identify and evaluate the economic feasibility and resource potential of wind and hydro properties, predominantly in the States of Montana, Wyoming, Colorado, New Mexico, Texas, and in Canada, for the purposes of developing commercial scale wind and hydro turbine projects. We intend to participate in these projects with development partners and receive revenue from the sale of electric energy through our working interests in the partnerships. As of the time of this filing, we have not identified any suitable properties, project opportunities or development partners.

We are a development stage company that has generated no revenues from operations since our incorporation on February 7, 2006. We have incurred losses since our inception, have no operations and rely upon the sale of our securities and funds provided by management to cover expenses. In addition, our independent accountant has issued an opinion indicating that there is substantial doubt about our ability to continue as a going concern.

Since our inception, we have been primarily engaged in business planning activities, including researching wind and hydro energy technologies, developing our economic models and financial forecasts, performing due-diligence regarding potential development partners, investigating wind and hydro electric energy properties and project opportunities and raising capital.

On April 12, 2007, we issued a warrant for 2,400,000 common shares with an exercise price of $0.50 per share to a third party for which the fair value of the warrant was nominal. The warrant expires in September 2010 and vests immediately. On June 7, 2007, the Securities and Exchange Commission declared effective the Company's registration statement on Form SB-2 (File No. 333-142860) relating to the offer and sale of 8,000,000 shares of the Company’s common stock, at a price of $0.005 per share and 2,400,000 shares of the Company’s common stock underlying a warrant, at an exercise price of $0.50. The aggregate price of the offering amount registered is $1,240,000. On November 19, 2007, the warrant was exercised and Nacel Energy issued 2,400,000 shares of common stock to the third party. Through the period ended December 31, 2007, Nacel Energy received $27,712 of the total $1,200,000 proceeds related to the warrant exercise. The remaining amount is recorded as a subscription receivable. On October 20, 2007, Nacel Energy enacted a 1:20 forward split of its capital stock resulting in total issued and outstanding post-split common shares of 21,400,000. There was no change to the warrant exercise price of $0.50. On December 1, 2007 Nacel Energy reduced its total authorized post-split capital stock from 100,000,000 to 50,000,000 common shares.

Plan of Operation

Prior to generating any revenue from operations, we must complete the following steps:

1.	Site and Development Partner Identification and Agreement

2.	Due Diligence Data Collection to Determine Site Suitability

3.	Complete and Secure Approval of an Environmental Assessment

4.	Enter into Power Purchase Agreements

5.	Finalize Land Use or Acquisition Terms with Government or Private Land Owner

6.	Develop Access Roads to Our Site

7.	Complete Interconnection Studies Concerning Connection with Power Grid

8.	Complete Construction

We have not completed the work required on these steps. Additional financing must be obtained by us and our development partners to implement our business plan. There is no assurance that financing to cover the costs of implementing our business plan can be obtained.

Results of Operations (Three Months Ended December 31, 2007 compared to the Three Months Ended December 31, 2006)

We generated no revenues from our operations for the three months ended December 31, 2007 (“Q3 2007 Period”) and for the three months ended December 31, 2006 (“Q3 2006 Period”).

Our operating expenses were $93,273 for the Q3 2007 Period compared to no operating expenses reported for the Q3 2006 Period. Our operating expenses for the Q3 2007 Period included $62,500 in advertising expenses including corporate branding expenses, website development expenses and expenses relating to the production and distribution of our corporate brochure; $16,511 in other general and administrative expenses including transfer agent fees and miscellaneous expenses, $9,262 in legal and professional fees and $5,000 in travel expenses.

Our other expenses consisted of imputed interest expense of $3,070 for the Q3 2007 Period compared to no reported imputed interest expense for the Q3 2006 Period. The imputed interest expense is due to an unsecured, no-interest $250,000 line of credit facility from a Director which is repayable at an unspecified future date. Interest is being imputed at a rate of prime plus 2% or 10.25% at December 31, 2007. We reported no other income for the Q3 2007 period and for the Q3 2006 Period. The Company reports other income derived from its non-operated wind energy stapled security holdings managed by Babcock and Brown Wind Partners.

Results of Operations (Nine Months Ended December 31, 2007 compared to the Nine Months Ended December, 2006)

We generated no revenues from our operations for the nine months ended December 31, 2007 (“Fiscal 2007 Period”) and for the nine months ended December 31, 2006 (“Fiscal 2006 Period”).

Our operating expenses were $135,732 for the Fiscal 2007 Period compared to operating expenses of $9,095 reported for the Fiscal 2006 Period. Our operating expenses for the Fiscal 2007 Period included; $62,500 in advertising expenses compared to none reported for the Fiscal 2006 period; our advertising expenses included corporate branding expenses, website development expenses and expenses relating to the production and distribution of our corporate brochure; $25,325 in other general and administrative expenses compared to none reported for the Fiscal 2006 period; our other general and administrative expenses included transfer agent fees and miscellaneous expenses; $41,563 in legal and professional fees compared to $9,095 for the Fiscal 2006 period; the $32,468 additional legal and professional fees during the Fiscal 2007 Period were incurred as a result the Company’s decision to proceed with an SB-2 registration of common stock and our reporting obligations as a public company.

Our other expenses for the Fiscal 2007 period were $6,572 compared to none reported for the Fiscal 2006 period; our other expenses included imputed interest expense of $6,858 compared to no reported imputed interest expense for the Fiscal 2006 Period; interest is being imputed at a rate of prime plus 2% or 10.25% at December 31, 2007 due to an unsecured, no-interest $250,000 line of credit facility from a Director which is repayable at an unspecified future date. We had other income of $286 for the Fiscal 2007 period compared to none reported for the Fiscal 2006 period. Our other income for the Fiscal 2007 period included interest income of $178 and dividend income of $108. The Company reports other income from its non-operated wind energy stapled security holdings managed by Babcock and Brown Wind Partners.

Liquidity and Capital Resources

We had total assets of $27,521 as of December 31, 2007, which consisted of cash of $22,826 and marketable securities of $4,695. We had total liabilities of $121,419 as of December 31, 2007. The Company entered into an agreement with a Director with respect to an unsecured, no-interest $250,000 line of credit facility repayable at an unspecified future date. Interest is being imputed at Prime plus 2% for a total of $3,070 of imputed interest expense in the three months ended December 31, 2007. $128,581 was available for borrowing as of December 31, 2007.

At December 31, 2007 we had paid-in capital of $1,227,033 and subscription receivable of $1,172,288.

We have had net losses since inception and had an accumulated deficit of $170,525 at December 31, 2007.

We had net cash used in operating activities of $134,114 for the nine months ended December 31, 2007. We had a net loss of $142,304 including $286 of other income and imputed interest of $6,858.

We had $136,682 in net cash provided by financing activities for the nine months ended December 31, 2007, including $68,970 from our shareholder line of credit, $27,712 proceeds from a warrant exercise and $40,000 proceeds from sales of stock.

At inception, February 7, 2006, we issued 11,000,000 shares of common stock at par value to two founders for reimbursement of $550 of expenses paid by the two founders.

On April 12, 2007, we issued a warrant for 2,400,000 common shares with an exercise price of $0.50 per share to a third party for which the fair value of the warrant was nominal. The warrant expires in September 2010 and vests immediately.

On June 7, 2007, the Securities and Exchange Commission declared effective the Company's registration statement on Form SB-2 (File No. 333-142860) relating to the offer and sale of 8,000,000 shares of the Company’s common stock, at a price of $0.005 per share and 2,400,000 shares of the Company’s common stock underlying a warrant, at an exercise price of $0.50. The aggregate price of the offering amount registered is $1,240,000. On September 24, 2007, we closed our offering, having sold all 8,000,000 common shares to 50 investors for proceeds of $40,000. On November 19, 2007, all 2,400,000 post-split shares underlying the warrant were exercised and delivered to the warrant holder.

On October 20, 2007 Nacel Energy enacted a 1:20 forward split of its capital stock resulting in total issued and outstanding post-split common shares of 21,400,000. There was no change to the warrant exercise price of $0.50. The 1:20 forward split was enacted to increase of the aggregate price of our offering amount registered from $100,000 to $1,240,000.

On December 01, 2007 Nacel Energy reduced its total authorized post-split capital stock from 100,000,000 to 50,000,000 common shares. The Director’s determined the reduced capital stock was sufficient to accommodate our future capital requirements.

Historically, our cash has been provided by a line of credit facility from a Director bearing an imputed interest rate of prime plus 2% or 10.25% at December 31, 2007. We had no outstanding cash commitments as of December 31, 2007.

As we expand, we may need to make sizeable cash commitments to develop our wind and hydro power generation facilities, and the impact of this potential trend on our business is uncertain. We believe that our mix of capital resources will shift from short-term debt to equity-based financing, which will cause dilution of current shareholders. Because the Company generated no operating revenues, the predominant component of our liquidity is cash on hand.

Our ability to continue as a going concern is dependent upon our ability to successfully accomplish our business plans and secure additional funding sources and attaining profitable operations. We do not have any commitments or identified sources of additional capital from third parties or from our officers, directors or majority shareholders. Additional financing may not be available to us on favorable terms, if at all.

Accordingly, our accountants have indicated there is substantial doubt about our ability to continue as a going concern over the next twelve months. Revenues have not been sufficient to cover operating costs and to allow us to continue as a going concern. Our poor financial condition could inhibit our ability to continue in business or achieve our business plan.

Cautionary Note Regarding Forward Looking Statements

Some of the statements in this report are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a penny stock issuer and thus we may not rely on the statutory safe harbor from liability for forward-looking statements. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with this offering.

Item 3. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

As of the end of the period covered by this report on Form 10-QSB, our Chief Executive Officer and our Chief Financial Officer performed an evaluation of the effectiveness of our disclosure controls and procedures as defined in Rule 13a-15(e) or Rule 15d-15(e) under the Exchange Act. Based on that evaluation, our Chief Executive Officer and our Chief Financial Officer concluded that as of the end of the period covered by this report on Form 10-QSB, our disclosure controls and procedures were effective in timely recording, processing, summarizing and reporting material information required to be included in our Exchange Act filings.

Changes in Internal Control Over Financial Reporting

There were no changes in the Company’s internal control over financial reporting that occurred during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, its internal control over financial reporting for that period.

PART II. OTHER INFORMATION

Item 1. Legal Proceedings

None

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

(a) Unregistered Sales of Equity Securities.

On November 19, 2007, all 2,400,000 post-split shares underlying the warrant were exercised and delivered to the warrant holder.

(b) Use of Proceeds.

On June 7, 2007, the Securities and Exchange Commission declared effective the Company's registration statement on Form SB-2 (File No. 333-142860) relating to the offer and sale of 8,000,000 shares of the Company’s common stock, at a price of $$0.005 per share and 2,400,000 shares of the Company’s common stock underlying a warrant, at an exercise price of $0.50. The aggregate price of the offering amount registered is $1,240,000. On September 24, 2007, we closed our offering, having sold all 8,000,000 common shares to 50 investors for proceeds of $40,000. On November 19, 2007, all 2,400,000 post-split shares underlying the warrant were exercised and delivered to the warrant holder.

At December 31, 2007, we had expended proceeds of the offering including $62,500 in advertising expenses, $16,042 in general and administrative expenses and $9,262 in legal and professional fees.

The offering was conducted in a best efforts, no minimum, direct public offering without any involvement of underwriters or broker-dealers and the Company has not paid and will not pay commissions in connection with the sale of the shares. During the period covered by this Report on Form 10-QSB, the Company’s offering expenses (all of which were incurred to persons other than our directors, officers or ten percent or greater stockholders) were $0.

Nacel Energy has entered into an agreement with a Director with respect to an unsecured, no-interest $250,000 line of credit facility repayable at an unspecified future date. Interest is being imputed at Prime plus 2% or 10.25% for a total of $6,858 of interest expense in the nine months ended December 31, 2007. $128,581 was available for borrowing as of December 31, 2007. Our line of credit had a balance of $121,419 at December 31, 2007. To the extent amounts are outstanding the Company may use additional proceeds from the offering to pay amounts under the line of credit.

Item 3. Defaults Upon Senior Securities

None

Item 4. Submission of Matters to a Vote of Security Holders

The Registrant did not submit any matters to a vote of its security holders during the three-months ended December 31, 2007.

Item 5. Other Information

Not Applicable

Item 6. Exhibits

a) Exhibits

Exhibit Item

31.1 Certification of Principal Executive and Principal Financial Officer pursuant to Section 302(a) of the Sarbanes-Oxley Act of 2002

32.1* Certification of Principal Executive and Principal Financial Officer pursuant to Section 302(a) of the Sarbanes-Oxley Act of 2002

* This exhibit shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 of the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any filings.

Signatures

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Nacel Energy Corporation
Date: February 14, 2008

By:  /s/ Brian M. Lavery
(Authorized Officer and Principal Executive Officer)

EXHIBIT INDEX

Exhibit Item

31.1 Certification of Principal Executive and Principal Financial Officer pursuant to Section 302(a) of the Sarbanes-Oxley Act of 2002

32.1* Certification of Principal Executive and Principal Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

* This exhibit shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 of the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any filings.

Exhibit No. 31.1

CERTIFICATIONS

I, Brian Lavery, certify that:

1.	I have reviewed this quarterly Report on Form 10-QSB of Nacel Energy Corporation;

2.
Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3.
Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4.
The small business issuer’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

(b)
Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)
Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.
The small business issuer’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

(a)
All significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: February 14, 2008

By: /s/ Brian M. Lavery
President
(Principal Executive Officer and Financial Officer)

Exhibit 32.1

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the annual report of Nacel Energy Corporation Inc. (the "Company") on Form 10-QSB for the quarter ending December 31, 2007, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Brian Lavery, Chief Executive Officer and Chief Financial Officer of the Company, certify to the best of my knowledge, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

A signed original of this written statement required by Section 906, another document authenticating, acknowledging or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Section 906, has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

/s/ Brian Lavery
Brian Lavery
Chief Executive Officer Chief Financial Officer

February 14, 2008